Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF UNIONBANCAL CORPORATION

ARTICLE I

The name of the Corporation is UnionBanCal Corporation.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. AUTHORIZED SHARES. The aggregate number of shares, classes of shares and par value of shares which the Corporation shall have authority to issue is 305,000,000, of which 300,000,000 shares shall be Common Stock with a par value of $1.00 per share and 5,000,000 shares shall be Preferred Stock with a par value of $1.00 per share.

B. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series by the Board of Directors only with the prior approval of the holders of a majority of the shares of Common Stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted. The Board of Directors shall fix by resolution or resolutions, only with the prior approval of the holders of a majority of the shares of Common Stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted, the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of Preferred Stock.

Subject to the rights, if any, of the holders of any series of Preferred Stock, and only with the prior approval of the holders of a majority of the shares of Common Stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the Board of Directors.

C. COMMON STOCK. Shares of Common Stock may be issued by the Board of Directors only with the prior approval of the holders of a majority of the then outstanding shares of Common Stock irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted. All powers, preferences and rights of the Common Stock, and the qualifications, limitations and restrictions thereof, are expressly made subject to those that may be fixed with respect to any shares of the Preferred Stock. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Subject to the provisions of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. Subject to the provisions of the Preferred Stock, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. Except for Section 2.1 of the Bylaws, relating to the number of directors which shall constitute the whole Board of Directors, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

B. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VI

Special meetings of the stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors, the President and Chief Executive Officer, or the holders of shares representing a majority of the votes entitled to be cast at the meeting.

ARTICLE VII

A. LIMITATION ON LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

B. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees or agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification and advancement) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others and subject to the limits on indemnification and advancement provided in Part 359 of Title 12 of the Code of Federal Regulations.

C. REPEAL AND MODIFICATION. Any repeal or modification of the provisions of this Article VII shall not adversely affect any right or protection of any director, officer, employee, agent of the Corporation or such other persons to which Delaware law permits the Corporation to provide indemnification existing at the time of such repeal or modification.

ARTICLE VIII

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE IX

Any vacancy on the Board of Directors created by the removal of a director of the Corporation may only be filled at a meeting of the stockholders or by an action by the unanimous written consent of the stockholders. The stockholders may elect a director at any time to fill any vacancy created by the removal of a director or a vacancy not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

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